Exhibit 10.1
SETTLEMENT AGREEMENT
     This Settlement Agreement (this “Settlement Agreement”) is entered into as of December 20, 2006 by and between Boeing Capital Corporation as Lessor (formerly known as McDonnell Douglas Finance Corporation, “Lessor”), and Great Lakes Aviation, Ltd. as lessee (the “Lessee”). Capitalized terms used but not defined herein shall have the meanings ascribed in the Lease (as defined below) as the context requires.
     WHEREAS, Lessor and the Lessee have entered into that certain Master Lease Agreement dated as of December 28, 1994 (as amended by Amendment No. 1 to Master Lease Agreement dated as of April 27, 1995 and as supplemented by Lease Supplement No. 1 dated December 29, 1994 and Lease Supplement No. 2 dated April 27, 1995, the “Lease”);
     WHEREAS, as of November 30, 2006, Lessee has defaulted under its Basic Rent payment and Supplemental Rent obligations on overdue Basic Rent at the Incentive Rate under the Lease in the amount of $10,067,097 (the “Payment Default”);
     WHEREAS, the parties have determined that it would be in their best interests to restructure and continue the Lease on the terms and conditions set forth herein;
     NOW, THEREFORE, in accordance with the foregoing recitals, and in consideration of the mutual promises, covenants and obligations contained in this Settlement Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Lessor and Lessee agree that this Settlement Agreement shall be the final settlement of the Payment Default. Accordingly, at the Effective Time (as defined below), Lessor shall finally and completely discharge Lessee’s obligations in respect of the Payment Defaults and Lessee shall release any claims against Lessor under the Lease as amended by Attachment A hereto.
     2. Lessor and Lessee hereby agree that (i) Lessee shall pay Lessor the lump sum of $1,150,000 (the “Lump Sum Payment”) and an amount equal to the Maintenance Rent for the Engines bearing manufacturer’s serial numbers 115635 and 115657 for Engine Maintenance and Engine LLP Maintenance in accordance with the “Maintenance Rent” section set forth in Attachment A hereto for the period from their last Engine Overhaul (as defined in Attachment A hereto) to the Effective Time (the “Maintenance Rent Payment”) and (ii) Lessor and Lessee shall execute and deliver an amendment to the Lease in the form set forth in Attachment A hereto, Amendment No. 2 to Master Lease Agreement (the “Lease Amendment”). “Effective Time” means when both parties receive executed counterparts from the other party to this Settlement Agreement and the Lease Amendment and Lessor receives the Lump Sum Payment and the Maintenance Rent Payment.

     3. Lessee hereby represents and warrants to Lessor that, as of the date hereof, and the Effective Time, that the following statements are true and accurate:
(a)	it is a company incorporated under the laws of the State of Iowa and the corporate power to enter and to perform the transactions contemplated by this Settlement Agreement and the Lease Amendment;

(b)	the execution, delivery and performance of this Settlement Agreement and the Lease Amendment have been duly authorized by all necessary corporate actions on its part, each of this Settlement Agreement and the Lease Amendment has been duly executed and delivered by Lessee and the transactions contemplated hereby and thereby do not and will not violate the constitutional documents of Lessee or any applicable law, rule or regulation or any provision in any existing agreement binding on Lessee;

(c)	each of this Settlement Agreement and the Lease Amendment constitutes its legal, valid and binding obligation;

(d)	there is no Event of Default or Event under the Lease except for the Payment Default;

(e)	no consent, including without limitation, any shareholder approval or the consent of any affiliate or holder of any indebtedness of Lessee or of a party to any agreement binding on Lessee, is or will be required as a condition to the validity of this Agreement or the Lease Amendment or, if required, all such consents have been or will be duly obtained;

(f)	No Event of Loss has occurred in respect of the Aircraft, Engines or Propellers and the Certificates of Airworthiness for the Aircraft remain in full force and effect and the Aircraft are in good repair, condition and appearance;

(g)	Lessee is not entitled to any offset against Rent or any other amounts payable under this Settlement Agreement, the Lease Amendment or the Lease, either before or after giving effect to the execution and delivery hereof;

(h)	Lessee has no claim against, and there are no actions by Lessee against Lessor with respect to the Aircraft or Lease; and

(i)	The Aircraft are not subject to any sublease or similar arrangements.
     4. This Settlement Agreement shall be effective at the Effective Time.
     5. This Settlement Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and discussions of the parties, whether oral or written, with respect to the subject matter hereof.

     6. This Settlement Agreement may not be modified, amended, or supplemented except in a writing signed by all parties. Each party agrees from time to time to do and perform such other and further acts and execute and deliver any and all such other instruments as may be required by law or reasonably requested by the other party at the requesting party’s expense to establish, maintain and protect the rights and remedies of the requesting party and carry out and effect the intent and purpose of this Settlement Agreement.
     7. This Settlement Agreement shall inure to the benefit of, and be binding upon, the legal representatives, successors and assigns of the parties hereto, except that no assignment by a party shall operate to relieve that party of its duties and obligations hereunder.
     8. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     9. This Settlement Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its conflict of law principles.
     10. The parties hereto agree to keep the terms and existence of this Settlement Agreement confidential, except as may be disclosed to officers, employees, and agents of each party with a need to know and to its attorneys and accountants, and upon the condition that each such officer, director, employee, attorney, accountant or agent shall keep such information confidential, or as required to be disclosed by law..

     IN WITNESS WHEREOF, each of the parties hereto has executed this Settlement Agreement by their duly authorized representatives as of the date first set forth hereinabove.

BOEING CAPITAL CORPORATION		GREAT LAKES AVIATION, LTD.

By:	/s/ Frank Duckstein	By:	/s/ Michael Matthews
Name:	Frank Duckstein	Name:	Michael Matthews
Title:	Director	Title:	Chief Financial Officer

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